Exhibit 99.1

The following is an excerpt from the Prospectus of Western Gas Equity Partners, LP filed on December 10, 2012. Throughout this excerpt, when the terms “WGP,” “we,” “us,” “our” and “Western Gas Equity Partners, LP,” are used, they refer to Western Gas Equity Partners, LP in its individual capacity or to Western Gas Equity Partners, LP and its consolidated subsidiaries collectively, as the context requires. As used herein, (i) “our general partner” refers to Western Gas Equity Holdings, LLC, the general partner of Western Gas Equity Partners, LP; (ii) “WES” refers to Western Gas Partners, LP in its individual capacity or to Western Gas Partners, LP and its subsidiaries collectively, as the context requires; (iii) “WES GP” refers to Western Gas Holdings, LLC, a wholly owned subsidiary of Western Gas Equity Partners, LP and the general partner of Western Gas Partners, LP; (iv) “Anadarko” refers to Anadarko Petroleum Corporation and its subsidiaries and affiliates, other than Western Gas Equity Partners, LP, its general partner, WES GP, WES, and its subsidiaries as of the closing date of the initial public offering of Western Gas Equity Partners, LP; and (v) “Anadarko Petroleum Corporation” refers to Anadarko Petroleum Corporation excluding its subsidiaries and affiliates.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $355.6 million from the sale of our common units at an initial public offering price of $22.00 per common unit, after deducting underwriting discounts, the structuring fee and offering expenses. We will use the net proceeds from this offering as follows:

•	to purchase from WES 7,575,462 common units representing limited partner interests in WES for approximately $348.5 million; and

•

to make a capital contribution to WES on behalf of WES GP of approximately $7.1 million in exchange for 154,601 WES general partner units in order to maintain WES GP’s 2.0% general partner interest in WES.

We will use any net proceeds from the exercise of the underwriters’ over-allotment option to purchase from WES additional common units and a corresponding number of general partner units.

An exercise of the underwriters’ over-allotment option would increase the proceeds of the offering and therefore the number of common and general partner units we purchase from WES, and as a result, the number of WGP common units issued to Anadarko in connection with this offering. Specifically, we would increase the number of WGP common units issued to Anadarko in an amount equal to the increase in the annualized WES distributions expected to be received on the additional WES units and the corresponding increase in incentive distributions, each based on the anticipated WES distribution for the fourth quarter of 2012, less the annualized distributions payable by us on the additional WGP common units, divided by our annualized initial quarterly distribution. For example, an exercise in full of the underwriters’ over-allotment option would result in incremental net proceeds to us of $53.9 million, which would allow us to purchase 1,147,504 and 23,418 additional common and general partner units in WES, respectively, and provide $2.9 million in additional expected annual cash distributions to us. Based on this increase, we would issue 1,785,694 additional WGP common units to Anadarko, and therefore our per unit available cash would not change.

Estimated Minimum Necessary WES Adjusted EBITDA to Enable Us to Pay the Aggregate Annualized Initial Quarterly Distribution for the Year Ending December 31, 2013

In order to have sufficient available cash to pay the aggregate annualized initial quarterly distribution on all of our outstanding common units for the year ending December 31, 2013, we estimate that we must receive cash distributions from WES of at least $144.6 million. In order for WES to pay us cash distributions that would permit us to pay the full initial quarterly distribution on all of our outstanding common units for the year ending December 31, 2013 (including common units issuable pursuant to an exercise of the underwriters’ over-allotment option), we estimate that WES must generate Adjusted EBITDA of at least $340.0 million. WES defines Adjusted EBITDA as net income (loss) attributable to Western Gas Partners, LP, plus distributions from equity investees, non-cash equity–based compensation expense, expense in excess of the expense reimbursement cap provided in the WES omnibus agreement (if applicable), interest expense, income tax expense, depreciation, amortization and impairments, and other expense, less income from equity investments, interest income, income tax benefit, and other income. Adjusted EBITDA should not be considered an alternative to net income, net cash provided by operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles in the United States (“GAAP”).

The table below is intended to be an indicator or benchmark of the amount management considers to be the minimum amount of WES Adjusted EBITDA necessary for WES to pay distributions to its partners, including us, which will enable us to have sufficient available cash to pay the initial quarterly distribution of $0.165 per common unit per quarter (or $0.660 per common unit on an annualized basis) on our common units for the year ending December 31, 2013 (including common units issuable pursuant to an exercise of the underwriters’ over-allotment option). The baseline estimate of WES Adjusted EBITDA should not be viewed as management’s full projection of WES’s expected operating results and financial performance for the year ending December 31, 2013. Similarly, such baseline estimate is not intended to modify or replace the guidance that WES provides on an annual basis. Our management believes that WES’s actual Adjusted EBITDA during the year ending December 31, 2013 will exceed the amount presented below.

We believe that our partnership interests in WES, including the incentive distribution rights, will generate sufficient cash flow to enable us to pay the aggregate annualized initial quarterly distribution on all of our common units for the year ending December 31, 2013. You should read the footnotes to the table below for a discussion of the material assumptions underlying this belief. Our belief is based on several assumptions and reflects our judgment of conditions we expect to exist and the course of action we expect WES to take. While we believe that these assumptions are reasonable in light of our current expectations regarding future events, the assumptions underlying our belief are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If WES’s expected results of operations are not realized, the amount of cash that WES distributes to us could be substantially less than that currently expected and could, therefore, be insufficient to permit us to pay the initial quarterly distribution, or any distribution, on our common units, which could cause the market price of our common units to decline materially. Consequently, our belief that we will have sufficient available cash to pay the initial quarterly distribution on all of our common units for the year ending December 31, 2013 should not be regarded as a representation by us, the underwriters or any other person that we will declare and pay such a distribution.

We have prepared the table below and related disclosure to substantiate our belief that we will have sufficient available cash to pay the aggregate annualized initial quarterly distribution on all of our common units for the year ending December 31, 2013. The statements made below are forward-looking statements and should be read together with the historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The financial information below was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the assumptions on which we base our belief that we can generate sufficient available cash to pay the aggregate annualized initial quarterly distribution on all of our common units for the year ending December 31, 2013. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and we undertake no obligation to release publicly the results of any future revisions we may make to this financial information to reflect events or circumstances after the date of this prospectus. As a result, readers of this prospectus are cautioned not to place undue reliance on this financial information.

Neither our independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information.

When reading this section, you should keep in mind the risk factors and other cautionary statements under the heading “Risk Factors” in this prospectus. Any of these factors or the other risks discussed in this prospectus could cause our financial condition and consolidated results of operations to vary significantly from those set forth in the table below.

Western Gas Equity Partners, LP

Estimated Minimum Necessary WES Adjusted EBITDA

Year Ending December 31, 2013
(in thousands, except ratio)
Western Gas Partners, LP
Estimated Minimum Necessary Adjusted EBITDA attributable to Western Gas Partners, LP (1)	$339,803
Less:
Cash interest expense (2)	55,675
Cash income taxes (3)	249
Maintenance capital expenditures (4)	38,150
Plus:
Cash interest income (5)	16,900

Estimated available cash of Western Gas Partners, LP	$262,630
Less:
Expansion capital expenditures (6)	325,901
Plus:
Proceeds from sale of units to WGP to fund expansion capital expenditures (7)	325,901

Estimated available cash of Western Gas Partners, LP	$262,630
Distributions to non-affiliated owners of WES (8)	$115,158
Distributions to Western Gas Equity Partners, LP (8)
2% general partner interest	5,195
Incentive distribution rights	39,247
Common units	100,149

Total distributions to Western Gas Equity Partners, LP	$144,592

Total distributions of Western Gas Partners, LP	$259,749

Excess of estimated available cash of Western Gas Partners, LP over total distributions of Western Gas Partners, LP(8)	$2,881

Western Gas Equity Partners, LP
Distributions from Western Gas Partners, LP	$144,592
Less:
General and administrative expenses (9)	3,000

Estimated available cash of Western Gas Equity Partners, LP	$141,592
Aggregate annualized initial quarterly distribution of Western Gas Equity Partners, LP (8)	$141,592
WES leverage ratio (10)	3.44x

(1)	In order to have sufficient available cash to pay the aggregate annualized initial quarterly distribution on all of our outstanding common units for the year ending December 31, 2013, we estimate that we must receive cash distributions from WES of at least $144.6 million. In order for WES to pay us cash distributions that would permit us to pay the full initial quarterly distribution on all of our outstanding common units for the year ending December 31, 2013 (including common units issuable pursuant to an exercise of the underwriters’ over-allotment option), we estimate that WES must generate Adjusted EBITDA of at least $340.0 million for the year ending December 31, 2013, as compared to pro forma Adjusted EBITDA of $324.3 million and $327.4 million for the year ended December 31, 2011 and the twelve months ended September 30, 2012, respectively.

This table is intended to be an indicator or benchmark of the amount management considers to be the lowest amount of WES Adjusted EBITDA necessary for WES to pay distributions to its partners, including us, which will enable us to have sufficient available cash to pay the initial quarterly distribution of $0.165 per common unit per quarter (or $0.660 per common unit on an annualized basis) on our common units for the year ending December 31, 2013 (including common units issuable pursuant to an exercise of the underwriters’ over-allotment option). The baseline estimate of WES Adjusted EBITDA should not be viewed as management’s full projection of WES’s expected operating results and financial performance for the year ending December 31, 2013. Similarly, such baseline estimate is not intended to modify or replace the guidance that WES provides on an annual basis. As discussed in more detail in footnote 8 below, our management believes that WES’s Adjusted EBITDA during the year ending December 31, 2013 will exceed the amount presented below.

Our calculation of estimated throughput presented below represents our estimate of the minimum throughput that we believe necessary for WES to generate sufficient Adjusted EBITDA to enable us to pay our annualized initial quarterly distribution on all of our common units if the aggregate offering size increases as described above. We calculated this estimated minimum throughput as follows:

•

We adjusted the estimated minimum Adjusted EBITDA attributable to WES of $340.0 million for certain items, including forecasted property and ad valorem taxes and general and administrative expenses, to derive an estimated minimum gross margin;

•

We divided the resulting estimated minimum gross margin into gross margin attributable to (i) gathering, treating and transportation, (ii) processing and (iii) equity investment, based on the percentage that each subset represents in the current 2013 forecast for WES; and

•	We divided each category of minimum gross margin by the applicable gross margin per Mcf included in the current 2013 forecast for WES, which yielded a minimum estimated throughput for each category.

The Estimated Minimum Necessary WES Adjusted EBITDA is based on a number of significant assumptions, including the following:

•

Total gathering, treating and transportation throughput of 1,196 MMcf/d for the year ending December 31, 2013, as compared to 1,321 MMcf/d and 1,268 MMcf/d for the year ended December 31, 2011 and the twelve months ended September 30, 2012, respectively.

•

Total processing throughput of 1,106 MMcf/d for the year ending December 31, 2013, as compared to 962 MMcf/d and 1,143 MMcf/d for the year ended December 31, 2011 and the twelve months ended September 30, 2012, respectively.

•

Total equity investment throughput of 157 MMcf/d for the year ending December 31, 2013, as compared to 198 MMcf/d and 231 MMcf/d for the year ended December 31, 2011 and twelve months ended September 30, 2012, respectively.

•

Reported throughput volumes will continue to exclude average NGL pipeline volumes and WES’s 10% share of White Cliffs pipeline volumes, both of which are measured in barrels. We assume throughput on WES’s NGL pipeline of 26 MBbls/d for the year ending December 31, 2013, as compared to 24 MBbls/d and 26 MBbls/d for the year ended December 31, 2011 and the twelve months ended September 30, 2012, respectively. We assume throughput attributable to WES’s 10% share of White Cliffs of 6 MBbls/d for the year ending December 31, 2013, as compared to 4 MBbls/d and 6 MBbls/d for the year ended December 31, 2011 and twelve months ended September 30, 2012, respectively.

•

Equity income of $17.2 million for the year ending December 31, 2013, as compared to $11.3 million and $14.3 million for the year ended December 31, 2011 and the twelve months ended September 30, 2012, respectively. The assumed increase is primarily attributable to additional anticipated transportation volumes for the White Cliffs pipeline.

•

Distributions from equity investees of $22.1 million for the year ending December 31, 2013, as compared to $16.0 million and $19.6 million for the year ended December 31, 2011 and the twelve months ended September 30, 2012, respectively. The assumed increase is primarily related to additional anticipated transportation volumes for the White Cliffs pipeline.

•

Equity-based compensation expense related to employees seconded to WES of $2.8 million for the year ending December 31, 2013, as compared to $13.8 million and $23.9 million for the year ended December 31, 2011 and the twelve months ended September 30, 2012, respectively. The assumed decrease is primarily due to the settlement, in cash, of liabilities related to the Incentive Plan in conjunction with the closing of this offering. We will not have an equity compensation plan similar to the Incentive Plan, in which the value of the awards is tied to the value of the general partner of WES. Although we will have a typical long-term incentive plan, we expect that awards under this plan will be settled in our common units (as opposed to cash-settled liability-based awards granted under the Incentive Plan), and we therefore anticipate significantly lower equity-based compensation expense in the future relative to awards under the Incentive Plan. Please read “Management—Executive Compensation Discussion and Analysis” for more information.

•	WES does not consummate any material acquisitions from Anadarko or third parties during the year ending December 31, 2013.

•

WES does not issue any common units, general partner units or other partnership securities during the year ending December 31, 2013, other than common units and general partner units to be issued to us in connection with this offering.

•

Our general partner does not approve any waiver, reduction, limitation or modification of or to WES’s incentive distribution rights that would alter incentive distributions during the year ending December 31, 2013.

•

There will not be any new federal, state or local regulation of the portions of the energy industry in which we and WES operate, or any new interpretations of existing regulations, that will be materially adverse to our or WES’s business.

•

There will not be any major adverse change in the portions of the energy industry in which we and WES operate resulting from supply or production disruptions, reduced demand for our products or services, or significant changes in the market prices of natural gas or NGLs.

•	Market, insurance and overall economic conditions will not change substantially.

We cannot assure you that any of the assumptions summarized above, or any other assumptions upon which our Estimated Minimum Necessary WES Adjusted EBITDA is based, will prove to be correct. If the assumptions are incorrect or not achieved, we may not have sufficient available cash to make the contemplated distributions.

(2)	We assume consolidated cash interest expense of approximately $55.7 million for the year ending December 31, 2013, as compared to $53.7 million for each of the year ended December 31, 2011 and the twelve months ended September 30, 2012 on a pro forma basis. Cash interest expense is assumed to be comprised of the following components:

(i) approximately $2.0 million of interest expense associated with the annual commitment fee of approximately 0.25% on the unused borrowing capacity under the WES RCF. We have assumed that the weighted-average interest rate on the WES RCF during the year ending December 31, 2013 will not exceed 1.74%;

(ii) approximately $26.8 million of interest expense associated with the 2022 Notes; and

(iii) approximately $26.9 million of interest expense associated with the 2021 Notes.

(3)	Represents the amount paid by WES primarily for Texas margin taxes. There will likely be no incremental Texas margin tax attributable to WGP.

(4)	We assume maintenance capital expenditures of $38.2 million for the year ending December 31, 2013, as compared to $28.4 million and $33.3 million for the year ended December 31, 2011 and twelve months ended September 30, 2012, respectively. The assumed increase in maintenance capital expenditures is primarily attributable to WES’s growing asset base and the resulting increased integrity expenditures.

(5)	Represents cash interest income WES receives annually from Anadarko with respect to the $260.0 million 30-year note bearing interest at a fixed annual rate of 6.50% together with earned interest income on intercompany balances related to assets acquired from Anadarko for periods prior to their acquisition. Beginning December 7, 2011, Anadarko discontinued charging interest on intercompany balances.

(6)	We assume expansion capital expenditures of $325.9 million for the year ending December 31, 2013, as compared to $87.5 million and $249.2 million for the year ended December 31, 2011 and the twelve months ended September 30, 2012, respectively. The expected increase in expansion capital expenditures is primarily attributable to amounts WES anticipates spending on the Lancaster Plant, the Brasada Plant, the expansion of the Red Desert system, and the continued expansion of its DJ Basin assets.

(7)	We assume that WES will fund its $325.9 million of expected expansion capital for the year ending December 31, 2013 with the net proceeds received by WES from the sale of common units and general partner units to us in connection with this offering. While such net proceeds received by WES are a non-recurring source of funds for WES, we believe that WES will be able to satisfy its liquidity needs subsequent to December 31, 2013, including for funding expansion capital expenditures, through cash and cash equivalents, cash flows generated from operations, including interest income on its $260.0 million note receivable from Anadarko, available borrowings under the WES RCF, and issuances of additional equity or debt securities. We anticipate that WES would have approximately $793 million of available borrowing capacity under the WES RCF as of December 31, 2013 (after giving effect to the projected approximately $6.6 million of letters of credit) as compared to approximately $800 million of available borrowing capacity as of September 30, 2012.

(8)	Assumes the following:

•

WES will pay a quarterly cash distribution of $0.52 per WES common unit for each quarter, which per unit distribution amount is equal to the anticipated WES cash distribution for the fourth quarter of 2012;

•

103,513,049 and 2,112,512 outstanding WES common units and general partner units, including the assumed 7,575,462 WES common units and 154,601 WES general partner units to be purchased by WGP in connection with the closing of this offering; and

•	no exercise of the underwriters’ over-allotment option.

As noted above, our estimated minimum distributions from WES are based on an assumption that WES will pay a distribution of $0.52 per unit with respect to each quarter during the year ending December 31, 2013. We believe that this minimum distribution from WES is achievable because, in connection with its third quarter earnings announcement, WES:

•

reaffirmed its distribution growth guidance of 16-20% for the full year 2012. In order to achieve this distribution growth in 2012, it is anticipated that WES will raise its distribution with respect to the fourth quarter of 2012 to $0.52 per unit; and

•

announced that it expects to raise its quarterly distribution by a minimum of 15% in 2013, which implies that it expects to raise its quarterly distribution by an average of $0.02 per quarter in 2013, consistent with WES’s $0.02 increases in its quarterly distribution in each of the last four quarters.

We further believe that it is reasonable to expect WES to achieve the financial performance necessary to generate the estimated minimum necessary Adjusted EBITDA and deliver the expected distribution growth due to the following:

•

WES’s largest asset position is in the DJ Basin in Colorado, where Anadarko has announced rates of return of over 100% on wells drilled and an increase in its rig count from seven to ten rigs in the second half of 2012;

•	WES’s third cryogenic train at Chipeta was completed in October 2012;

•

WES’s trailing twelve month Adjusted EBITDA reflects the impact of its recently acquired additional 24% interest in Chipeta only from August 1, 2012, whereas its 2013 operating results will include this additional interest for the full year;

•	WES has announced that it expects its Brasada plant will become operational in the second quarter of 2013;

•

throughput volumes for the White Cliffs pipeline are expected to increase due to (i) continued robust drilling activity in the Wattenberg Field, (ii) White Cliff’s recently announced binding open season to expand capacity on the White Cliffs Pipeline by approximately 80,000 barrels per day and (iii) White Cliffs’ status as the only pipeline delivering crude oil out of the basin and to the crude oil marketing hub in Cushing, Oklahoma;

•	the fixed prices established in WES’s commodity price swap agreements with Anadarko will be higher in 2013 than they were in 2012 with respect to substantially all of WES’s assets;

•

given its issuance of $150 million of additional senior notes due 2022 in October 2012, WES anticipates that it will have at least $790 million available for borrowing under its revolving credit facility at the beginning of 2013; and

•	since its initial public offering, WES has a consistent track record of executing accretive acquisitions either from Anadarko or third parties.

If the underwriters’ over-allotment option is exercised, we will use the resulting additional proceeds to purchase additional WES common and general partner units. We believe the excess of estimated available cash of Western Gas Partners, LP over total distributions of Western Gas Partners, LP presented in the table above would equal the amount needed to enable WES to distribute sufficient additional cash to us to permit us to pay the initial quarterly distribution on the common units we would issue in this offering if the underwriters’ over-allotment option were exercised.

(9)	We estimate that our incremental general and administrative expenses associated with being a publicly traded partnership will not exceed $3.0 million for the year ending December 31, 2013.

(10)	The WES RCF contains various customary covenants, including a covenant to maintain a maximum consolidated leverage ratio (which is defined in the WES RCF as the ratio of consolidated indebtedness as of the last day of a fiscal quarter to consolidated earnings before interest, taxes, depreciation and amortization for the most recent four consecutive fiscal quarters ending on such day) of 5.0 to 1.0, or a consolidated leverage ratio of 5.5 to 1.0 with respect to quarters ending in the 270-day period immediately following certain acquisitions. The leverage ratio is calculated using the aforementioned assumptions and should not be interpreted as WES’s projected leverage ratio for the year ending December 31, 2013.